SCHEDULE 14A INFORMATION
     PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934


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[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           COMPASS BANCSHARES, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           COMPASS BANCSHARES, INC.
                  ------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

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

Institutional Shareholder Services, Inc.



Proxy Analysis:
                                                 COMPASS BANCSHARES, INC.
  CBSS (OTC)
  PROXY CONTEST: April 11, 1995
  RECORD DATE: March 8, 1995
  SECURITY ID: 20449H109  (CUSIP)


                                MEETING AGENDA


 ITEM    CODE    MANAGEMENT PROPOSALS (WHITE CARD)   MGT. REC.  ISS REC.

 1      MB01     Elect Directors                        For       FOR
 2      MR01     Ratify Auditors                        For       FOR

                             SHAREHOLDER PROPOSALS

 3      SG99     Approve Third Party Offers to         None     AGAINST
                 Acquire the Corporation
 4      SG44     Proposal Concerning Executive         None     AGAINST
                 Compensation

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE  2

                                MEETING AGENDA


 ITEM    CODE     DISSIDENT PROPOSALS (BLUE CARD)      REC.     ISS REC.

 1      MB01     Elect Directors                        For     AGAINST
 2      SG99     Approve Third Party Offers to          For     AGAINST
                 Acquire the Corporation
 3      SG44     Proposal Concerning Executive          For     AGAINST
                 Compensation
 4      MR01     Ratify Auditors                        For       FOR

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE  3

                               FINANCIAL SUMMARY

INCOME STATEMENT SUMMARY    ($ in millions except per share data)
                               1992         1993         1994       ACG*

 Net Sales                  $642.02      $631.10      $663.36       1.6%
 Net Inc. (Cont. Ops.)        76.00        89.72        99.67      14.5%
 EPS (Primary)                 2.01         2.37         2.68      15.5%
 Dividends per share           0.67         0.76         0.92      17.2%
________________________
* Annual Compound Growth
Fiscal Year Ended: December 31
Source: Standard & Poor's Compustat Services, Inc.

PERFORMANCE SUMMARY
                                             1-Year    3-Year     5-Year

 Total shareholder returns, company           23.6%     13.3%      27.7%
 Total shareholder returns, index              6.7%     10.3%      13.6%
 Total shareholder returns, peer group        -0.7%     17.8%       8.6%
________________________
Source: ISS, Returns calculated as of analysis date

  BUSINESS: Financial services provider

  ACCOUNTANTS: KPMG Peat Marwick LLP

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE  4

                         CORPORATE GOVERNANCE PROFILE


 GOVERNANCE PROVISIONS

 (State Statute) Labor contract provisions
 (State Statute) Three-year freezeout provision
 Classified board
 Blank check preferred stock
 Supermajority (80%) shareholder vote required to approve certain business combinations (Charter)
 Fair price provisions with supermajority (95%) shareholder vote requirement (Charter)
 Supermajority shareholder vote required to remove directors without cause (Charter)
 Stakeholder provision (Charter)
 No shareholder right to call a special meeting
 Restrictions on shareholder right to act by written consent (unanimous)
 (Charter)
 Supermajority shareholder vote required to amend bylaws (Bylaw)
 Supermajority shareholder vote required to amend certain charter provisions (Charter)

 GOVERNANCE MILESTONES

 None

 SEVERANCE AGREEMENTS

 Golden parachute executive severance agreements triggered by a change in control
 Change-in-control provisions in executive stock option or other compensation plans

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE  5

                               DIRECTOR PROFILES


 Name                      Status  Term   Director     Shares     Shares
                                   Ends    Since        Owned      Under
                                                                 Option (1)

 MANAGEMENT NOMINEES

 Charles W. Daniel (2)       O     1998     1982      197,445
 President, Dantract,
 Inc.

 George W. Hansberry         O     1998     N/A        15,214
 Physician

 D. Paul  Jones, Jr.         I     1998     1978      499,653     13,258
 Chairman, President, and
 CEO,
 Compass Bancshares, Inc.

 DISSIDENT NOMINEES

 James R. Hays (3,4)         A     1998     N/A        70,503
 President and CEO,
 Huntsville Center, Inc.

 David P. Henderson          O     1998     N/A        43,454
 President and CEO,
 Wittichen Supply Co.

 Wendell H. Taylor, Sr.      A     1998     N/A       342,263
 (5,6)
 President, Taylor Realty
 Co.

 CONTINUING DIRECTORS

 Harry B. Brock, Jr. (7)     A     1997     1970      789,829
 Former Chairman, CEO,
 and Treasurer,
 Compass Bancshares, Inc.

(Continued next page)

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE  6

                               DIRECTOR PROFILES


 Name                      Status  Term   Director     Shares     Shares
                                   Ends    Since        Owned      Under
                                                                 Option (1)

 Stanley M. Brock (8)        A     1997     1990      171,866
 Attorney

 William Eugene Davenport    O     1996     1993       20,121
 President and COO,
 Russell Lands, Inc.

 Garry N. Drummond, Sr.      O     1997     1991       64,872
 CEO, Drummond Co., Inc.

 Marshall Durbin, Jr.        O     1996     1971      591,407
 President,
 Marshall Durbin & Co.,
 Inc.

 Tranum Fitzpatrick (9)      A     1996     1989      148,447
 Chairman, Guilford Co.,
 Inc.

 Goodwin L. Myrick           O     1996     1988      915,104
 President and Chairman,
 Alabama Farmers
 Federation and Alfa
 Corp.

 John S. Stein               O     1996     1989       43,758
 President and CEO,
 Golden Enterprises, Inc.

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE  7

                                 BOARD SUMMARY

                                      Insiders   Affiliated  Independent
                                                 Outsiders    Outsiders

 Full Board                              1           3            7
 Audit Committee                         0           0            3
 Compensation Committee                  0           0            3
 Nominating Committee                    0           0            0

  Classified board: Yes                CEO as chairman:  Yes

  Current nominees: 3                  Retired CEO on board: Yes



                             OWNERSHIP INFORMATION


 Stock Ownership           Total  Type of Shares   Votes          Shares
                          Voting                    per      Outstanding
                           Power                   Share

 Officers & Directors      11.7%   Common stock    1.00       36,977,786
 Employees                 7.32%
 Institutions             30.04%
________________________

Sources: Proxy Statement, CDA Investment Technologies

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE 8

  Note: Officers and directors beneficially own 11.7 percent of the company's outstanding common stock. Members of Harry Brock, Jr.'s committee, the Committee to Maximize Shareholder Value, beneficially own 8.49 percent of the company's outstanding common stock. Note, however, that out of that 8.49 percent beneficial ownership, Mr. Brock disclaims beneficial ownership of 960,048 shares owned by the Daniel Foundation. Management has been informed that the Daniel Foundation has voted its shares for management's nominees.



BACKGROUND

  In late January 1995, Mr. Brock, retired chairman of the board and CEO of Compass Bancshares, Inc., announced his intention to run three candidates in opposition to the current slate of nominees for election as directors at the company's annual meeting. Mr. Brock's actions came after a majority of Compass's board rejected First Union's offer to purchase Compass for approximately $30.70 in First Union's common stock. At the time of the offer, Compass shares were trading at between $22.00 and $23.75 per share. Mr. Brock solicited that offer, acting independently of the board of directors. If elected, Mr. Brock's nominees would support his efforts to merge the company, and he notes, "If our directors are elected, I expect to be successful in negotiating a merger with a bigger partner."

  Mr. Brock's solicitation brings about an interesting situation for shareholders. As the founder of the bank, mentor to most of its current management, and long-time friend to most of the directors, the fact that his actions are contrary to the wishes of the majority of the board has caught shareholders by surprise. Further, this represents a foreign setting for most proxy contests, as Compass is a solid company with impressive historical financial performance and excellent returns to shareholders. In what has become a bitter contest, Mr. Brock has accused Compass management of inflating its financials to garner lucrative bonuses and has also accused the board of directors of violating its fiduciary duties by rejecting First Union's merger proposal without fully considering the offer solicited by Mr. Brock. Mr. Brock claims his actions are not a "desperate grab for power," as some of the board members have labeled them, but are intended to improve shareholder value to take advantage of what he sees as an opportune time to sell Compass to a bigger, national banking institution.

  Some analysts agree with Mr. Brock's timing. In an article in American Banker dated Feb. 17, 1995, Goldman Sachs Managing Director
  J. Christopher Flowers indicated that periods of low stock prices may, in fact, aid bank mergers. Mr. Flowers stated: "Ironically, a period of low stock prices is generally an excellent time to sell if the seller's focus is not so much on the dollar price achieved, but rather on the exchange ratio of the buyer's stock they receive." This coincides with Mr. Brock's position that now is the time to sell the bank in a

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE 9

  tax-free pooling of interests transaction such as the one proposed by First Union, as the exchange ratios would be higher in this period when bank stocks are somewhat depressed. The position is based on the fact that the acquirer's stock is somewhat undervalued and stands to appreciate significantly in the future. Thus, the shareholders of the company being acquired would benefit from the potential appreciation of the acquirer's stock after the merger agreement has been completed.

  Compass retained CS First Boston as its financial advisor. After review of the First Union proposal and the company's strategic alternatives, First Boston concluded that at that point, Compass and its shareholders would be better off following the company's three-year strategic plan rather than trying to merge or sell to a larger
  institution.   D. Paul Jones, CEO of Compass, told ISS that Mr. Brock
  approached him in early September 1994 with the idea of merging the bank. Mr. Jones indicated that he did not agree with Mr. Brock and informed him that the decision to merge the bank rested with the board and not an individual director. Mr. Brock then approached each director individually to inform him of his plan. At a board meeting held on Oct. 17, 1994, Mr. Brock submitted his proposal from First Union for discussion. The majority of the board deemed Mr. Brock's solicitation on behalf of Compass unauthorized and concluded that the board should not meet with First Union under the circumstances. Despite the fact that he is a founder and former CEO of Compass, and is currently a director of the company, Mr. Brock maintains that he approached the potential merger partners as an "individual shareholder," not as a representative of Compass or the board. A majority of the Compass board rejected the merger proposal, First Union was informed that the bank was not for sale, and was then asked to withdraw its proposal. Two days later, Mr. Brock submitted copies of the offer from First Union to the board, and the board later retained First Boston to review the proposal and the company's strategic alternatives.

  Prior to the conclusion of board's review process, Mr. Brock announced his intention to commence a proxy fight at Compass and later formed his Committee to Maximize Shareholder Value, consisting of Mr. Brock, his son Stanley Brock, who is also a Compass director, Red Leach, a director who will retire at the annual meeting because he has reached the mandatory retirement age instituted by the Compass board, and Tripp Leach, Red Leach's son. The Committee also includes John Israel, Jr., a former director of the company.

  Despite what we believe was a disruptive and unauthorized attempt to merge the company by Mr. Brock, he has raised some interesting points regarding Compass's performance for fiscal 1994. The company reported an increase in net income of 11 percent over net income in 1993. However, the company's net interest income increased only one percent as margins decreased with the increase in interest rates during the year. Further, noninterest income decreased 17 percent during the year. At the same time, the company reduced loan loss provisions by 91 percent, from $36.3 million to $3.4 million. That

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                               PAGE 10

  reduction was then added to net income to produce the record earnings posted by management. Management notes that the reduction in loan loss provisions makes sense given the reduction in nonperforming assets during the period and the company's high relative loan loss reserves.
  Note that despite Mr. Brock's concerns, the company's financial statements have been audited and were found to be in accordance with generally accepted accounting principles.

  Regardless, Compass's financial performance has been exemplary over the past five years as the average return to shareholders has been more than 25 percent on an annually compounded basis. Additionally, since 1989, Compass has grown from a $4.5 billion bank with more than 95 percent of its assets in Alabama into a $9.5 billion multi-state bank holding company. For the five-year period from 1989 to 1994, compound annual growth rates for shareholders' equity, earnings per share, and dividends per share were 14.34 percent, 15.57 percent, and
  12.5 percent, respectively. Earnings per share were $2.68 in fiscal 1994, and Zack's Earnings Estimates service has projected earnings of $3.06 per share for 1995. Clearly, management has been doing a superior job at Compass and the board has indicated that it remains open to considering sale and merger proposals if and when it makes sense. After consultation with its financial advisors, a majority of the board has taken the position that now is not the time to pursue such matters because the bank cannot maximize shareholder value by rushing to sell in a market with few active acquirers.

  In our discussion with Mr. Brock, he indicated that he solicited proposals from several large banking institutions and received a proposal from First Union only. This supports management's view that the banking environment is presently such that there will not be interest from multiple banking institutions that could increase the value of a merger to Compass shareholders. Given Compass's outstanding performance relative to its peers, we believe management has chosen the right path by pursuing its strategic three-year plan and keeping consideration for business combinations open. According to Mr. Jones, Compass's significant presence in Texas provides an in-route to that state, which will become more valuable to a potential acquirer as the company continues to grow. He also indicated that Compass was one of the only small banking institutions to have a major position in Texas, which makes it an attractive merger partner for a larger institution with no significant position in that state. Therefore, he concludes that when the banking environment improves, there will be more interest in Compass as a merger partner, and shareholders will benefit greatly from that interest. Until then, he believes, Compass should stay on its present strategic course to improve the banks performance.

  We agree with management. Mr. Brock's actions do not make sense at this point. Because of the regulatory environment surrounding banking mergers, it would be preferable to have all parties working to form a friendly merger agreement. To accomplish those goals, the board should agree to consider looking into alternatives, retain an investment banker

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE 11

  to evaluate all possible transactions, and then consider proposals from potential acquirers or merger partners. According to Mr. Brock, he determined what he thought was an appropriate exchange ratio for the bank's shares and solicited proposals from larger banking institutions based on that ratio. Only after he received a proposal did he present it to the board as a whole. We believe that can only bring dissent upon the board and represents the actions of an individual director and not the board acting as a unit to pursue a business combination. Further, Compass's board is filled with long-standing directors, all but one of whom were selected by Mr. Brock himself; a majority of those directors have publicly opposed Mr. Brock's actions. We believe the current banking environment, with its lower bank and thrift stock prices which were sparked by investor fears of sinking margins due to increased interest rates, may not be condusive to garnering wide-spread interest in an acquisition. Given the company's outstanding performance during the five years since Mr. Jones assumed the day-to-day operations of Compass and the projected future performance of Compass, we believe the board's decisions to reject the independent actions of Mr. Brock and his solicitation of proposals to merge the company were warranted.



 ITEM 1:  ELECT DIRECTORS

  Compass classifies its 11 directors into three director classes. This proposal seeks election of three directors for three-year terms expiring in 1998. George Hansberry is a new director nominee.

  The full board comprises one insider, three affiliated outsiders, and seven independent outsiders. The Audit Committee comprises one independent outsider. The Compensation Committee comprises two independent outsiders. There is no standing nominating committee. ISS prefers that companies establish a separate nominating committee. One of the events leading to the current proxy contest was a proposal from Mr. Brock to create a nominating committee at Compass. The proposal was approved by the board, and a nominating committee that included Mr. Brock was established in June 1994. The committee was disbanded in August 1994 after Mr. Jones requested that Mr. Brock withdraw his proposal. According to Mr. Jones, the proposal by Mr. Brock showed a lack of faith in his abilities and was his first step towards his plan of merging the company with a larger institution. However, we applaud the independent nature of the two board committees, which include no insiders or affiliated outsiders.

  We recommend that shareholders vote FOR the Compass directors on the WHITE proxy card. We recommend that you discard the BLUE proxy card provided by Mr. Brock.

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE 12

 ITEM 2:  RATIFY AUDITORS

  The board recommends that KPMG Peat Marwick LLP be approved as the company's independent accounting firm for the coming year. Note that the auditors' report contained in the annual report is unqualified, meaning that in the opinion of the auditor, the company's financial statements are fairly presented in accordance with generally accepted accounting principles.

  We recommend a vote FOR the auditors.


  SHAREHOLDER PROPOSALS


 ITEM 3:  APPROVE THIRD PARTY OFFERS TO ACQUIRE THE CORPORATION

  This proposal was submitted by Mr. Brock, former chairman and CEO of Compass and the head of the Committee to Maximize Shareholder Value. Mr. Brock has proposed amending the corporation's bylaws to provide that, within ten days of receipt of a proposal for the purchase of the assets or stock of the corporation or for its merger, the corporation shall mail to each shareholder the details of the proposal if it meets the following criteria:

   if it is for cash and is not less than 1.25 times the book value of the common stock of Compass, as the date of its last audited financial statement; or

   if the proposal is for the offerer's stock and:

       1) the average return on the offerer's equity was at least 12 percent in each of the three preceding fiscal years;

       2) the offerer's net earnings increased at least ten percent in each of the three preceding fiscal years;

       3) the shareholders' equity of the offerer is at least twice that of Compass;

       4) the aggregate book value of the shares to be issued by the offerer is not less than the aggregate book value of the shares of Compass to be exchanged;

       5) the indicated dividends payable by the offerer on securities to be issued to shareholders of Compass is not less than dividends paid by Compass; and

       6) the aggregate market value of the securities to be issued by the offerer is not less than the aggregate market value of the shares of Compass to be exchanged.

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE 13


  Mr. Brock's proposal comes on the heels of the board's rejection of the First Union offer to purchase Compass. The board has not taken a position on this proposal. When we asked Mr. Jones why the board had not taken a position, he indicated that if shareholders wanted to implement this bylaw amendment, the board would. Interestingly, Mr. Jones points out that the First Union proposal brought to the board by Mr. Brock does not meet the first two criteria of this proposal.
  First Union did not achieve ROE of 12 percent for each of the last three years and did not have a ten-percent increase in earnings per share in each of the last three years.

  Management's response to the proposal is that the board will continue to carry out its fiduciary duties in the best interests of the corporation and its shareholders and, whether or not the proposal is adopted, will continue to do so with respect to any offers to acquire the corporation.

  We believe shareholders should have the right to evaluate bona fide merger proposals presented to the board after the board has evaluated each and made a recommendation regarding what they believe is in the best interests of shareholders. However, we believe this proposal may impedes on the board's responsibilities to the shareholders and falls into the realm of micromanagement of the company. The directors of the company must retain the responsibility to evaluate all bona fide offers presented to the board, to hire investment bankers to review offers as needed and to decide which alternative is in the best interests of shareholders. By forcing the board to present all offers that meet Mr. Brock's criteria, bona fide or not, we believe the proposal undermines the board's responsibilities, would create undue costs for the company, and could put the company at a competitive disadvantage through such disclosures.

  We recommend a vote AGAINST Item 3.



ITEM 4:  PROPOSAL CONCERNING EXECUTIVE COMPENSATION

  This proposal was submitted by Mr. Leach, a director of the company and member of Mr. Brock's Committee to Maximize Shareholder Value. Note that Mr. Leach has reached the mandatory retirement age for directors and will not be a member of the board after this year's
  annual meeting   The proposal would require that the board amend the
  bylaws to give shareholders the right to approve the agreements with principal officers of the company that entail the following:

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE 14


   any employment contract in excess of one year;

   any golden parachute agreement providing for payments in excess of one year's salary;

   any nonqualified stock option agreement;

   any nonqualified supplemental retirement plan;

   any plan or agreement providing for post-retirement benefits or post-employment compensation greater than the amount that would be payable under plans and agreements in effect as of the date of the adoption of this amendment.

  While it is prudent to secure approval for some aspects of executive compensation, this proposal goes too far. By requiring shareholder approval of all employment contracts in excess of one year, or any of the above items, management could place itself at a competitive disadvantage by disclosing the terms of individual executive employment agreements needed to attract and retain executive officers. Additionally, management needs the flexibility to make offers to attract individuals to the company without having to solicit shareholder response to those offers that would take substantial time and be prohibitively expensive. Note that management has not taken a position with regard to this proposal, but has indicated that if shareholders vote to approve the proposal, it will be implemented. Regardless, the board will continue to take appropriate action to ensure the availability of competent management employees.

  We recommend a vote AGAINST Item 4.

                           _________________________

                           Compass Bancshares, Inc.
                               15 South 20th St.
                             Birmingham, AL  35233
                                (205) 933-3000


  COMPANY SOLICITOR: Morrow & Co.  (800) 634-4458

  DISSIDENT SOLICITOR: Georgeson & Co. (800) 223-2064

  SHAREHOLDER PROPOSAL DEADLINE: November 1, 1995

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE 15


  This proxy analysis has not been submitted to, or received approval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding the accuracy, completeness or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.


  ENDNOTES
  1. Includes all exercisable option shares for each director.
  2. This amount does not include 960,048 shares owned by The Daniel Foundation of Alabama, of which Charles Daniel serves as a director. Mr. Daniel disclaims beneficial ownership to these shares. Source:
  Compass Bancshares, Inc., 1995 Proxy Statement,
  p. 7.
  3. Certain affiliates of James Hays are indebted to a subsidiary of the company for loans related to real estate development activities.
  Source: Committee to Maximize Shareholder Value of Compass Banchares, Inc., 1995 Proxy Statement, p. 6.
  4. This amount does not include 20,726 shares owned by James Hays's child. Mr. Hays disclaims beneficial ownership to these shares.
  Source: Committee to Maximize Shareholder Value of Compass Banchares, Inc., 1995 Proxy Statement, p. 3.
  5. Wendell Taylor, Sr., and certain affiliates are indebted to a subsidiary of the company for loans related to real estate development activities. Source: Committee to Maximize Shareholder Value of Compass Banchares, Inc., 1995 Proxy Statement, p. 6.
  6. This amount does not include 158,139 shares owned by Wendell Taylor, Sr.'s, children and grandchildren. Source: Committee to Maximize Shareholder Value of Compass Banchares, Inc., 1995 Proxy Statement, p. 4.
  7. This amount excludes 225,579 and 960,048 shares owned by The Brock Foundation and The Daniel Foundation of Alabama, respectively, both of which Harry Brock, Jr., serves as a director. Mr. Brock disclaims beneficial ownership to these shares. Source: Compass Bancshares, Inc., 1995 Proxy Statement, p. 8.
  8. Balch & Bingham provides legal services to the company and its subsidiaries. Stanley Brock was a member of that firm until Jan. 27, 1995. Source: Compass Bancshares, Inc., 1995 Proxy Statement, p. 21.
  9. The company is a limited partner of Guilford Affordable Housing Fund I, Ltd. Tranum Fitzpatrick is president of Guilford Capital Corp., which is a general partner of Guilford Affordable Housing Fund I, Ltd. Source: Compass Banchares, Inc., 1995 Proxy Statement, p. 20.


Compass Bancshares, Inc.  March 24, 1995
Copyright 1995, Institutional Shareholder Services, Inc.
Peter R. Gleason, Senior Analyst                      Phone: 301/718-2255

INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE 16

Vote Record Form:
                                                 COMPASS BANCSHARES, INC.

  CBSS (OTC)

  PROXY CONTEST: April 11, 1995        RECORD DATE: March 8, 1995

  ACCOUNT ID CODE:                     SHARES HELD ON RECORD DATE:

  SHARES VOTED:                        DATE VOTED:


                                MEETING AGENDA

 ITEM    CODE    MANAGEMENT PROPOSALS (WHITE CARD)   MGT. REC.  ISS REC.

 1      MB01     Elect Directors                        For       FOR
 2      MR01     Ratify Auditors                        For       FOR

                             SHAREHOLDER PROPOSALS

 3      SG99     Approve Third Party Offers to         None     AGAINST
                 Acquire the Corporation
 4      SG44     Proposal Concerning Executive         None     AGAINST
                 Compensation

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INSTITUTIONAL SHAREHOLDER SERVICES, INC.                                PAGE 17

                                MEETING AGENDA

 ITEM    CODE     DISSIDENT PROPOSALS (BLUE CARD)      REC.     ISS REC.

 1      MB01     Elect Directors                        For     AGAINST
 2      SG99     Approve Third Party Offers to          For     AGAINST
                 Acquire the Corporation
 3      SG44     Proposal Concerning Executive          For     AGAINST
                 Compensation
 4      MR01     Ratify Auditors                        For       FOR